UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2008
___________________

SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
___________________

Delaware	001-34166	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
___________________

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2008, with the approval of the Compensation Committee of the Board of Directors of SunPower Corporation, a Delaware corporation (“SunPower”), SunPower entered into an employment agreement with Dennis V. Arriola, who serves as SunPower’s Chief Financial Officer.

The employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party.  The primary purpose of the agreement is to provide certain severance benefits for employment terminations in connection with a change of control (as defined in the agreement).

 The employment agreement's initial term will expire on August 28, 2011 and will automatically renew for a three-year term unless SunPower provides notice of its intent not to renew at least 120 days prior to the renewal date.  The agreement provides that the executive’s base salary, annual bonus and equity compensation will be determined in accordance with SunPower’s normal practices.

In the event the executive’s employment is terminated by SunPower without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change of control, then the agreement provides that the executive is entitled to:

(i)	a lump-sum payment equivalent to 24 months of such executive’s base salary;

(ii)	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

(iii)	a lump-sum payment equal to the product of (a) such executive’s target bonus for the then current fiscal year, multiplied by (b) two;

(iv)	continuation of such executive’s and such executive’s eligible dependents’ coverage under SunPower’s benefit plans for up to 24 months, at SunPower’s expense;

(v)	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off;

(vi)	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to SunPower and the executive;

(vii)
all of such executive’s unvested options, shares of restricted stock and restricted stock units will become fully vested and (as applicable) exercisable as of the termination date and remain exercisable for the time period otherwise applicable to such equity awards following such termination date pursuant to the applicable equity incentive plan and equity award agreement; and

(viii)
all provisions regarding forfeiture, restrictions on transfer, and SunPower’s rights of repurchase, in each case otherwise applicable to shares of restricted stock or restricted stock units shall lapse as of the termination date.

If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

Prior to receiving the benefits described in the employment agreement, the executive will be required to sign a separation agreement and release of claims.  In addition, the benefits will be conditioned upon the executive not soliciting employees or customers for one year following the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: November 18, 2008	By: /s/ Bruce Ledesma
Name: Bruce Ledesma
Title: General Counsel and Corporate Secretary